Registration Statement No.333-264388

Filed Pursuant to Rule 433

Pricing Term Sheet

Dated September 7, 2022

Bank of Montreal

US$2,500,000,000

Senior Medium-Term Notes, Series H

consisting of

US$1,500,000,000 4.25% Senior Notes due 2024

US$1,000,000,000 4.70% Senior Notes due 2027

Part A: US$1,500,000,000 4.25% Senior Notes due 2024

Issuer	Bank of Montreal (the “Bank”)

Title of Securities	4.25% Senior Notes due 2024 (the “2024 Fixed Rate Notes”)

Aggregate Principal Amount Offered	US$1,500,000,000

Maturity Date	September 14, 2024

Price to Public	99.937%, plus accrued interest, if any, from September 14, 2022

Underwriting Commission	0.150% per 2024 Fixed Rate Note

Net Proceeds to the Bank after Underwriting Commission and Before Expenses	US$1,496,805,000

Coupon	4.25%

Interest Payment Dates	March 14 and September 14 of each year, beginning on March 14,2023. Interest will accrue from September 14, 2022.

Regular Record Dates	February 27 and August 30

Benchmark Treasury:	UST 3.250% due August 31, 2024

Benchmark Treasury Yield	3.433%

Spread to Benchmark Treasury	T + 85 basis points

Re-offer Yield	4.283%

Trade Date	September 7, 2022

Settlement Date	September 14, 2022; T+5

Optional Redemption	The Bank (or its successor) may redeem the 2024 Fixed Rate Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined for the 2024 Fixed Rate Notes in the pricing supplement to which this offering of 2024 Fixed Rate Notes relates) plus 15 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the 2024 Fixed Rate Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

Taxation Redemption	The 2024 Fixed Rate Notes may be redeemed upon the occurrenceof certain events pertaining to Canadian taxation.

Canadian Bail-in Powers Acknowledgement:	Yes. The 2024 Fixed Rate Notes are subject to bail-in conversionunder the Canadian bail-in regime.

CUSIP	06368LAP1

Denominations	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers	BMO Capital Markets Corp.
BofA Securities, Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC

Co-Managers	AmeriVet Securities, Inc.
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC Desjardins Securities Inc.
HSBC Securities (USA) Inc. Independence Point Securities LLC
J.P. Morgan Securities LLC
Nomura Securities International, Inc. UBS Securities LLC
Wells Fargo Securities, LLC

Part B: US$1,000,000,000 4.70% Senior Notes due 2027

Issuer	Bank of Montreal (the “Bank”)

Title of Securities	4.70% Senior Notes due 2027 (the “2027 Fixed Rate Notes”)

Aggregate Principal Amount Offered	US$1,000,000,000

Maturity Date	September 14, 2027

Price to Public	99.956%, plus accrued interest, if any, from September 14, 2022

Underwriting Commission	0.350% per 2027 Fixed Rate Note

Net Proceeds to the Bank after Underwriting Commission and Before Expenses	US$996,060,000

Coupon	4.70%

Interest Payment Dates	March 14 and September 14 of each year, beginning on March 14,

2023. Interest will accrue from September 14, 2022.

Regular Record Dates	February 27 and August 30

Benchmark Treasury:	UST 3.125% due August 31, 2027

Benchmark Treasury Yield	3.360%

Spread to Benchmark Treasury	T + 135 basis points

Re-offer Yield	4.71%

Trade Date	September 7, 2022

Settlement Date	September 14, 2022; T+5

Optional Redemption	Prior to August 14, 2027 (one month prior to the maturity date) (the “2027 Par Call Date”), the Bank (or its successor) may redeem the 2027 Fixed Rate Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2027 Fixed Rate Notes matured on the 2027 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined for the 2027 Fixed Rate Notes in the pricing supplement to which this offering of 2027 Fixed Rate Notes relates) plus 25 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the 2027 Fixed Rate Notes to be redeemed, plus in either case, accrued and unpaid interest thereon on the redemption date.

On or after the 2027 Par Call Date, the Bank (or its successor) may redeem the 2027 Fixed Rate Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2027 Fixed Rate Notes to be redeemed plus accrued and unpaid interest thereon to the redemption date.

Taxation Redemption	The 2027 Fixed Rate Notes may be redeemed upon the occurrence of certain events pertaining to Canadian taxation.

Canadian Bail-in Powers Acknowledgement:	Yes. The 2027 Fixed Rate Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP	06368LAQ9

Denominations	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers	BMO Capital Markets Corp.
BofA Securities, Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC

Co-Managers	AmeriVet Securities, Inc.
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC Desjardins Securities Inc.
HSBC Securities (USA) Inc. Independence Point Securities LLC
J.P. Morgan Securities LLC
Nomura Securities International, Inc. UBS Securities LLC
Wells Fargo Securities, LLC

The 2024 Fixed Rate Notes and the 2027 Fixed Rate Notes (together, the “Notes”) are bail-inable debt securities (as defined in the prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Notes more than two business days prior to the settlement date will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Certain of the underwriters may not be U.S. registered broker-dealers and accordingly will not effect any sales within the United States except in compliance with applicable U.S. laws and regulations, including the rules of the Financial Industry Regulatory Authority, Inc.

The Bank has filed a registration statement (File No. 333-264388) (including a pricing supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any underwriter or any dealer participating in the offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you request them by calling BMO Capital Markets Corp. toll-free at 1-866-864-7760, BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

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